UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2014

NXT-ID, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54960	46-0678374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Reservoir Corporate Centre 4 Research Drive, Suite 402 Shelton, CT	06484
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 242-3076

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

During the preparation of our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2014, the Company and the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) identified an accounting error in the condensed consolidated financial statements as of March 31, 2014 and June 30, 2014.

The Company determined that it was necessary to correct the accounting for certain warrants as presented within the statement of operations and statements of cash flows along with their corresponding impact on our condensed consolidated financial statements for the periods ended March 31, 2014 and June 30, 2014.

The non-cash adjustment primarily includes determining the fair value of a derivative associated with the Company’s warrants issued in December 2013 and January 2014. The net loss for the periods ended March 31, 2014 and June 30, 2014, decreased due to the correction in the value of derivatives. Total assets, total liabilities and total stockholders’ equity at March 31, 2014 and June 30, 2014 were unchanged as a result. Further, cash flows including cash flows from operating activities for the periods ended March 31, 2014 and June 30, 2014 were also unchanged. These errors did not impact the Company’s results of operations or our financial position as of or for any period through December 31, 2013.   The Audit Committee has discussed this matter with the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”). Effective October 30, 2014, KPMG was appointed as the Company’s independent registered public accounting firm.

The Company currently plans to file an amendment to each of the Quarterly Reports on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014 to recognize the impact of these adjustments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2014	NXT-ID, INC.

	By:	/s/ Gino Pereira
Name: Gino Pereira Title: Chief Executive Officer

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